Exhibit 10(v)

                       THIRD LEASE AMENDMENT AGREEMENT


This Third Lease Amendment Agreement is made as of this 20th day of February, 1996 and reference is made to a certain Commercial Lease dated November 4, 1987, Lease Amendment Agreement dated April 29, 1991 and 2nd Lease Amendment Agreement dated April 7, 1993 (hereinafter collectively the "Lease") made by and between GBD/Odyssey Limited Partnership and its successor-in-interest New Avon Limited Partnership (hereinafter "Landlord") and Westerbeke Corporation (hereinafter "Tenant") for the Demised Premises consisting of approximately 15,680 square feet in the building commonly known as The Odyssey Building, 40 Robbie Road, Avon, Massachusetts;

                                 WITNESSETH:


WHEREAS, the term of said Lease shall expire on the last day of June, 1996, and;

WHEREAS, the Tenant desires to extend the Term of said Lease for a period of three (3) years beyond the current expiration date (the "Extended Term") and to have the option to further extend the Term for an additional two years, and;

WHEREAS, the Landlord desires to accommodate the Tenant in these respects,

NOW, THEREFORE, the parties hereto covenant and agree as follows:

1.   TERM:   The Term as stated on page 1 of the Commercial Lease as
subsequently amended by the Lease Amendment Agreement and 2nd Lease Amendment Agreement is hereby amended and extended for a term of three (3) years, which Term shall commence on the first day of July, 1996 and shall expire on the last day of June, 1999, as if such Term had been originally set forth herein.

2.   ANNUAL RENT:   Section 4 of the Commercial Lease as modified by Section
2 of both the Lease Amendment Agreement and the 2nd Lease Amendment Agreement shall be deleted in their entirety and the following provisions shall be substituted in their place:

"Tenant shall pay to Landlord annual rent at the rate of Fifty-nine Thousand Five Hundred Eighty-four Dollars ($59,584.00) for the first year of the Extended Term, paid on the first day of the month in advance in equal installments of Four Thousand Sixty-five Dollars and Thirty-three Cents ($4,965.33).

Tenant shall pay to Landlord annual rent at the rate of Sixty-one Thousand One Hundred Fifty-two Dollars ($61,152.00) for the second year of the Extended Term, paid on the first day of the month in advance in equal monthly installments of Five Thousand Ninety-six Dollars ($5,096.00).

Tenant shall pay to Landlord annual rent at the rate of Sixty-two Thousand Seven Hundred Twenty Dollars ($62,720.00) for the third year of the Extended Term, paid on the first day of the month in advance in equal installments of Five Thousand Two Hundred Twenty-six Dollars and Sixty-seven Cents ($5,226.67).

The rent and other sums payable by Tenant hereunder shall be paid without notice or demand, and without abatement, deduction, setoff, reduction or suspension, except as expressly provided in the Lease."

3.   REAL ESTATE TAXES AND OPERATION COSTS:   Section 6 of the Commercial
Lease shall be deleted in its entirety and the following provisions shall be substituted in its place:

"For the purpose of this Section 3, the following terms shall have the following meanings:

A. Real Estate Taxes - real estate taxes levied against the land and building of which the Demised Premises are a part, including betterment assessments and other governmental charges which may be charged, assessed or imposed upon the land, building and other improvements of which the Demised Premises are a part.

B. Operation Cost - all reasonable costs and expenses incurred by Landlord in connection with the maintenance and operation of the land and building of which the Demised Premises are a part. Operation Cost shall include, without limitation, all reasonable costs and expenses incurred by Landlord
(a) in repairs to the building and its appurtenances and the exterior signs thereon, (b) in carrying fire, casualty, plate glass, rent and liability insurance upon the building (including, without limitation, insurance carried under so-called "blanket" and/or "umbrella" policies), (c) in providing services including, but not limited to, lighting, plowing, cleaning, maintaining and beautifying the exterior of the building and the land appurtenant to the building and the landscaping and gardening (if any) thereof, (d) in paying wages, unemployment taxes and benefits of personnel engaged in the management and operation of the building (appropriately prorated where a person's duties are not limited solely to the building),
(e) in paying for electricity, water and sewerage and other utilities charges imposed by the entity providing such services, to the extent not separately metered to the Demised Premises, and the cost of maintaining any utility systems outside the Demised Premises (including, without limitation, any rooftop HVAC equipment), and (f) a management fee equal to five percent
(5%) of gross receipts from the operation of the building.   Landlord's
Operation Cost shall not include charges which are attributable to utility charges for which Landlord shall receive direct payment from other tenants with respect to other space in the Building; the cost of providing additional services to Tenant (or to other tenants in the Building) not generally furnished to all occupants of the Building, for which Landlord shall receive direct payment from Tenant (or direct payment from such other tenants); payments of principal, interest or other charges on mortgages and payments of ground rent on any ground lease; legal fees or other expenses in connection with the leasing of other space of Landlord in the Building or the collection of rent or enforcement of lease obligations; or salaries of executives or principals of Landlord (except as the same may be reflected in any management fee).

C. Tenant's Tax and Operation Cost Obligation - for any calendar year (or partial calendar year) occurring during the Term, the sum of Real Estate Taxes and Operation Cost multiplied by Tenant's share of Operation Cost, which share shall be Ten and Twenty-seven Hundredths Percent (10.27%). For the partial calendar years at the beginning and end of the Term, Tenant's Tax and Operation Cost Obligation shall be equal to Tenant's Tax and Operation Cost Obligation as determined pursuant to the immediately preceding sentence, multiplied by that fraction of the relevant calendar year during which this lease was in effect.

Tenant shall pay to Landlord, as additional rent, Tenant's Tax and Operation Cost Obligation for each calendar year (or partial calendar year) during the Term.

Tenant shall pay to Landlord in advance on the first day of every month during the Term, payment on account of Tenant's obligations under this Section along with payment of annual rent under Section 2. Tenant's initial monthly payment on account of real estate taxes under this Section shall be Six Hundred Seven Dollars and Forty-seven Cents ($607.47) and its initial monthly payment on account of operation cost under this Section shall be Seven Hundred Eighty-four Dollars ($784.00). From time to time, and upon prior written notice to Tenant, Landlord shall have the right to adjust the amount of Tenant's monthly payments. Following the end of each calendar year, Landlord shall determine the exact amount of Tenant's Tax and Operation Cost Obligation with respect to the calendar year then ended, and appropriate adjustments shall be made (either by additional payment by Tenant or crediting by Landlord toward subsequent obligations of Tenant under this Section, or refund if at end of Term), so that the amount of such adjustment, when aggregated with the amount of Tenant's monthly payments during the preceding calendar year, will equal Tenant's Tax and Operation Cost Obligation for such calendar year. Within ninety (90) days after the end of each calendar year, Tenant shall receive a statement from Landlord detailing the previous twelve months operating expenses for the Building and the estimated monthly Operation Cost Obligation for the subsequent period.

In addition to the foregoing, Tenant shall pay all taxes upon its personal property in or upon the Demised Premises.

Notwithstanding the foregoing, it is understood and agreed that disposal of Tenant's refuse or related material shall be the sole responsibility of Tenant, and Tenant shall provide proper disposal container(s) located on the perimeter of the property for this purpose (subject to Landlord's approval, which shall not be unreasonably withheld or delayed) at Tenant's sole cost and expense.

With respect to the pro-ration of annual water usage by all tenants in the building, in the event that a tenant occupying a portion of the building uses a greater amount of water than is customarily used by other tenant in the building, the water usage for that tenant shall be separately metered (at that tenant's expense) and billed to that tenant, exclusive of other tenants in the Building."

4.   EXTENSION OPTION:   Provided Tenant is not then in default under this
Lease (and shall not be in default on the expiration date of this Lease), Tenant shall have the option, subject to the conditions set forth below, to extend this Lease for the term of two (2) years from the date of expiration of the Term as stated in Section 1 (the "extension period"), upon the terms and conditions as in this Lease contained. To exercise this option, Tenant shall give written notice to Landlord not later than one hundred eight (180) days prior to the expiration of the Term as stated in Section 1. Tenant shall pay to Landlord for the term of such extension period base annual rent equal to Market Rate. Within thirty (30) days of Landlord's receipt of Tenant's notice to extend, Landlord shall give notice to Tenant specifying the proposed Market Rate, as more specifically set forth in Exhibit C attached hereto, said Market Rate defined as the amount of rent a prospective tenant, in an arms-length transaction, would be willing to pay on the date that the Extension Period commences, for a two-year period and in light of the fact that Tenant shall be responsible for paying Real Estate Taxes and Operation Cost as set forth herinbefore.

5.   NO DEFAULTS:   Each of the Landlord and Tenant agrees that, as of the
date hereof, the Lease is in full force and effect and that, to the best of its knowledge, no default by the other party exists and that the Tenant has paid to Landlord all amounts of rent, additional rent and other sums payable to Landlord by Tenant which are due and payable under the Lease.

6.   MISCELLANEOUS:   (a) The Lease is hereby amended so that each and every
reference therein to the Lease shall be deemed to refer to the Lease as amended hereby. (b) Except as modified herein, all terms and conditions of the Lease shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Third Lease Amendment Agreement as of the date first written above.

LANDLORD:                              TENANT:
NEW AVON LIMITED PARTNERSHIP           WESTERBEKE CORPORATION


By Its General Partner,
New Avon Development Corporation


BY:  /s/ Lawrence J. Rothschild          BY:  /s/ Carleton F. Bryant III
     ----------------------------             --------------------------
     Lawrence J. Rothschild, President
                                         Title:  Executive VP
                                         Print Name:  Carleton F. Bryant III


                                  EXHIBIT C

                        Determination of Market Rate

Landlord shall, within thirty (30) days of notice (i) from its departing tenant, and/or (ii) of Tenant's notice to exercise its extension option hereunder, designate the Market Rate.
If Tenant disagrees with Landlord's designation of the Market Rate, Tenant shall have the right by written notice given within thirty (30) days after Tenant has been notified of Landlord's designation, to submit the determination of Market Rate to arbitration. Such notification by Tenant shall be deemed to be an exercise of Tenant's right to expand into adjacent space the balance of the Lease Term. Market Rate shall be submitted to arbitration as follows: Market Rate shall be determined by impartial arbitrators, one to be chosen by Tenant at the time it submits such Market Rate to arbitration, one to be chosen by Landlord within fifteen (15) days thereafter, and a third to be selected, if necessary, as provided below. Each arbitrator shall be an M.A.I. appraiser or shall have at least five (5) years experience in evaluating real estate similar to the Demised Premises. The unanimous decision of the two first chosen, without selection and participation of a third arbitrator, or the written decision of the third arbitrator chosen and selected as provided below, shall be conclusive and binding upon Landlord and Tenant. Unless the two arbitrators selected by Landlord and Tenant have reached a designation, they shall so notify the then Regional Director of the Boston chapter of the American Arbitration Association and request him to select an impartial third arbitrator, to determine Market Rate as herein defined. Within thirty (30) days after being designated, the third arbitrator shall determine the Market Rate as being either the Market Rate determined by Landlord's appraiser of the Market Rate determined by Tenant's appraiser, whichever he believes to be closer to the true Market Rate. The arbitration contemplated hereunder shall be governed by the commercial arbitration rules of the American Arbitration Association. Landlord shall bear the costs and expenses of the arbitrator which it chooses and Tenant shall bear the cost and expenses of the arbitrator which it chooses. In arriving at their determination hereunder, the arbitrators shall consider the rental market for space comparable to the space adjacent to the Demised Premises within a five (5) mile radius of the Building. Landlord and Tenant shall bear the expense of the third arbitrator and the costs and expenses of the arbitration proceeding hereunder equally. If the dispute between the parties as to the Market Rate has not been resolved before the commencement of (i) the Expansion Space term, and/or (ii) the Extension Option, then Tenant shall pay rent for the (i) Expansion Space, and/or (ii) the Extension Term based upon the then payable Annual Rent set forth herein and its additional share of Real Estate Taxes and Operation Cost payable with respect to the time period in question until either the agreement of the parties as to the Market Rate, or the decision of the arbitrators, as the case may be, at which time Tenant shall pay any underpayment of rent with respect to the time period in question to Landlord.